SCHEDULE 14A INFORMATION
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CHINACAST EDUCATION CORPORATION
(Name of Registrant as Specified in Its Charter)

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ChinaCast Education Issues Response to Address Inaccuracies in ISS Vote Recommendation

NEW YORK, Jan. 6, 2012 /PRNewswire/ -- ChinaCast Education Corporation (Nasdaq: CAST) issued the following white paper to its shareholders after reviewing the recommendation by proxy advisory firm ISS.

Institutional Investor and Analyst Summary and Recommendations
ChinaCast Education 2012 Annual Meeting

ChinaCast Education has reviewed the recommendation released by ISS with respect to  the current proxy contest and has identified a number of inaccurate statements or material omissions.  This White Paper highlights some of these mistakes and identifies  certain significant points that the ISS Report did not cover but which the Company believes should be considered by its shareholders in determining how to vote at the Annual Meeting.

We urge shareholders to discard any proxy materials and green proxy card sent by Ned Sherwood.  Please vote only the BLUE proxy card to support the Company’s Board nominees.

1.  ISS fails to acknowledge the performance of ChinaCast under the current Board and management and the value that has been created for the benefit of all shareholders in not recommending a vote for the Board’s slate of nominees.

As ISS itself asserts in its report, the first step in their framework of analyzing proxy contests is to determine whether there is a need for change.  They seemingly skipped this step in their analysis, jumping right to what they saw as the merits of having Ned Sherwood on the Board.  We cannot understand how they could have ignored a number of performance facts, not the least of which are:

•	Growth in revenue at an annual compound rate of 40% to $97 million to $99 million in FY2011;
•	Growth in earnings at an annual compound rate of 52%.to $30 million to $32 million in FY2011;
•	3 year annualized total shareholder return of 32.0%, versus just 6.7% for industry peers;
•	Growth in total assets to over $471 million, including over 200 acres of real estate; and
•	Growth in shareholder equity to $292 million or $5.90 book value per share.

Asking you the shareholders to withhold your votes for all management directors that have helped to enhance the value of our Company makes no sense whatsoever.  Without your current management, the Company would not be in the successful financial situation it finds itself in today.  Ned Sherwood played no role in the achievement of these results yet he believes that it is in the best interest of shareholders to allow him to control the Company’s Board.

2.  ISS incorrectly states that the ChinaCast Board voted to remove Daniel Tseung from the Company’s Audit Committee

Mr. Tseung was not removed from the Audit Committee.  In fact, he continues to serve as Chairman of the Audit Committee.  Mr. Tseung was removed only from the Nominating and Corporate Governance Committee on September 25, 2011.  Mr. Tseung was removed from the Nominating Committee in order to prevent ongoing deadlock on the Committee in connection with the Board's search for two new independent directors due to his relationship with Ned Sherwood (who opposed the expansion of the Board to include two new independent directors) and his recent pattern of voting lockstep with Ned Sherwood, which we presume is due to their mutual investment in the Lion Rock Fund.  In addition, it is worth noting that the Board recently invited Mr. Daniel Tseung to become a member of the Special Committee that is currently engaged in reviewing strategic alternatives to maximize shareholder value.  Mr. Tseung has accepted this invitation and will become a member of the Special Committee effective after January 10, 2012.

3. In its analysis, ISS implies that the Board’s decision to remove Ned Sherwood from its slate of director nominees was based solely on the single instance of his insider trading and on his being “too independent” from the Board.

The Company has repeatedly stated that Mr. Sherwood was removed from the Board’s slate of nominees as a result of a pattern of cumulative conduct that the Board felt was inappropriate for a director of a public company. This conduct did include his purchase of shares on August 12th while having knowledge of an unsolicited third party offer at a substantial premium to the then current market price of the Company’s shares.  Mr. Sherwood’s purchase of shares while he had material, non-public information was wrong and of questionable legality - although he can try to pick out pieces of the record to try to excuse his conduct.  Someone of his sophistication and experience simply should have known better and should have adhered to the Company’s policies. In fact, no other director or officer has purchased shares since the unsolicited third party offer was received.

We believe that the fact that Mr. Sherwood continued to pressure the Board to accelerate the share repurchase program despite possession of material inside information regarding the unsolicited offer was also wrong and of questionable legality.  We believe that the recent action filed by the Securities and Exchange Commission against Steifel Laboratories (“Steifel”) and its Chairman accusing them of defrauding shareholders of millions of dollars by withholding from them vital information about Steifel, including information with respect to the potential acquisition of Steifel by a third party at a substantial premium, while Steifel was buying their shares at extremely low valuations, is analogous to facts surrounding Mr. Sherwood’s questionable actions and confirms that we acted appropriately under the circumstances.

We also believe that Mr. Sherwood’s instruction to management in March 2011 to cut-off all shareholder communications during an intensive short attack was wrong and of questionable legality as he continued to make purchases for his own account during this period of time.  In fact, in his position as Chairman of the Compensation Committee, Mr. Sherwood threatened incentive penalties to management if his non-communication directive was not followed.  To its credit, management did not follow Mr. Sherwood’s instruction, choosing instead, as we believed, to do what was in the best interests of all our shareholders.

Finally, we believe that the fact that Mr. Sherwood recently contacted four officers of the Company (Li Wei, Jiang Jin, Jim Ma and Donald Gardner) and made unauthorized offers of additional compensation and promotions to them, are just a few of the many examples of Mr. Sherwood’s inappropriate conduct as a member of our Board, giving rise to his removal from the slate of management’s nominees.

While Mr. Sherwood would like you to believe that the Company does not desire independent voices on its Board, it is actually Mr. Sherwood who feel threatened by voices that are independent of him.  The Company welcomes independent thought on our Board.  The addition of two new independent directors in the past year and the formation of the Special Committee made up entirely of independent directors evidence this.  It is important to note that it was Mr. Sherwood who opposed the addition of these two new independent directors, presumably because they were independent of him.  While Mr. Sherwood apparently was able to persuade ISS that he was just being “too independent”, the reality is that he was being purposefully antagonistic and creating personal conflicts on the Board to further his own interests.  Mr. Sherwood’s unauthorized offers to certain members of management to break ranks with senior management are just a few of many examples of a cumulative pattern of conduct by Mr. Sherwood that we feel is inappropriate for a member of our Board.

4.  ISS recommended to withhold votes from Derek Feng.  We agree with the recommendation of ISS.  However, we would like to address Mr. Sherwood’s assertion to ISS that the conflicts created by having Derek Feng, a sitting Board member of a direct competitor, on ChinaCast’s Board could be managed merely by having a legal consultant review any such conflicts.  We believe that Mr. Feng should not be permitted to sit in on any meetings of the Board at which sensitive plans, including potential acquisitions and joint ventures, and/or trade secrets were being discussed.  This would mean, that Mr. Feng would be unable to attend a substantial number of Board meetings or at least portions of Board meetings.  What value would Mr. Feng be to the Company’s shareholders if his participation in the Board was limited due to his conflict of interest?

5.  In its initial report, ISS classified Justin Tang and Daniel Tseung as insiders due to their compensation being higher than the other nominees, and “being among the most highly compensated individuals of the Company.”

While this is true based on the compensation tables in the proxy, the reality is that the vast majority of the compensation is the result of time vested restricted shares that were awarded to Mr. Tang And Mr. Tseung and that the value of these awards is attributable to the appreciation in stock price over the past.

In light of the performance and the above facts, ChinaCast Education simply does not understand how ISS could conclude that any change is required to the Board and in particular that Ned Sherwood’s nominees, if elected, can be expected to deliver value for all shareholders.

This could be the most important vote you will ever make regarding the future of ChinaCast Education.

  It is very important that shareholders return ONLY the BLUE voting instruction form.  Any shareholders that have already voted Mr. Sherwood’s green voting form can still change their votes to support the current Board the enclosed BLUE voting instruction form.

Shareholders are reminded that annual meeting has been adjourned to January 10, 2012 at 9:00 a.m. Beijing Standard Time (local time), which is equivalent to 8:00 p.m. ET on Monday, January 9, 2012, and are urged to vote by telephone or internet to ensure their votes are received in time.  All shareholders, including institutional shareholders voting by ProxyEdge, should be aware of the early deadlines established by their custodian or their proxy voting agents.

If shareholders have any questions or require assistance please contact our proxy solicitors, MacKenzie Partners toll-free at 1-800-322-2885, or Advantage Proxy, toll-free at 1-877-870-8565.

Important Additional Information and Where to Find it

This press release may be deemed to be solicitation material in respect of the proposals to be voted upon at the Annual Meeting of Stockholders (“Annual Meeting”) on December 21, 2011 at 9:00 a.m. Beijing Standard Time (which is equivalent to December 20, 2011 at 8:00 p.m. U.S. Eastern Standard Time and which has been adjourned to January 10, 2012 at 9:00 a.m. Beijing Standard Time which is equivalent to January 9, 2011 at 8:00 p.m. U.S. Eastern Standard Time) described in the Company’s definitive proxy statement on Schedule 14A, filed by the Company on November 15, 2011, as supplemented by supplements thereto filed by the Company dated December 8, 2011, December 16, 2011 and December 27, 2011.  The Company has filed with, or furnished to the Securities and Exchange Commission (the “SEC”), all relevant materials, including a definitive proxy statement on Schedule 14A, and has mailed the definitive proxy statement on Schedule 14A to its shareholders.  INVESTORS AND SHAREHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THESE MATERIALS AND OTHER MATERIALS FILED WITH OR FURNISHED TO THE SEC, AS THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE ANNUAL MEETING AND THE PERSONS SOLICITING PROXIES IN CONNECTION WITH THE PROPOSALS TO BE VOTED UPON AT THE ANNUAL MEETING.  This press release is not a substitute for any proxy statement or other filings that may be made with the SEC.  Shareholders are able to obtain copies of the Company’s definitive proxy statement and the supplemental filings thereto by contacting Advantage Proxy by calling +1- (877) 870-8565 (toll-free).  In addition to receiving the Company’s definitive proxy statement and the supplements thereto by mail, shareholders also are able to obtain these documents, as well as other filings containing information about the Company and proposals to be voted upon at the Annual Meeting and related matters, without charge, from the SEC’s website (http://www.sec.gov) or at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549.  In addition, these documents can be obtained, without charge, by contacting the Company at the following address and/or phone number: Suite 08, 20F, One International Financial Centre, 1 Harbour View Street, Central, Hong Kong.

Certain of the Company’s officers and employees may be deemed participants in the solicitation of proxies in respect of the proposals.  Information about the Company’s executive officers and directors can be found in its Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 16, 2011.  Additional information regarding the interests of such potential participants is included in the definitive proxy statement.

About ChinaCast Education Corporation

Established in 1999, ChinaCast Education Corporation is a leading post-secondary education and e-learning services provider in China. The Company provides post-secondary degree and diploma programs through its three fully accredited universities: The Foreign Trade and Business College of Chongqing Normal University located in Chongqing; Lijiang College of Guangxi Normal University located in Guilin; and Hubei Industrial University Business College located in Wuhan. These universities offer four year and three year, career-oriented bachelor's degree and diploma programs in business, finance, economics, law, IT, engineering, hospitality and tourism management, advertising, language studies, art and music.

The Company also provides e-learning services to post-secondary institutions, K-12 schools, government agencies and corporate enterprises via its nationwide satellite broadband network. These services include interactive distance learning applications, multimedia education content delivery and vocational training courses. The Company is listed on the NASDAQ Global Select Market with the ticker symbol CAST.

Safe Harbor Statement

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements express our current expectations or forecasts of possible future results or events, including projections of future performance, statements of management's plans and objectives, future contracts, and forecasts of trends and other matters. These projections, expectations and trends are dependent on certain risks and uncertainties including such factors, among others, as growth in demand for education services, smooth and timely implementation of new training centers and other risk factors listed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Forward-looking statements speak only as of the date of this filing, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. You can identify these statements by the fact that they do not relate strictly to historic or current facts and often use words such as "anticipate," "estimate," "expect," "believe," "will likely result," "outlook," "project" and other words and expressions of similar meaning. No assurance can be given that the results in any forward-looking statements will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

CONTACT:
ChinaCast Education Corporation
Michael J. Santos, President-International
+1-347-788-0030
mjsantos@chinacasteducation.com

Paul R. Schulman or Bob Marese
MacKenzie Partners, Inc.
Direct:  +212 929-5500